EXHIBIT 2.7.3

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                           ABLE TELCOM HOLDING CORP.,

                      SOUTHERN ALUMINUM & STEEL CORPORATION

                              AND THE SHAREHOLDERS

                          Dated as of November 5, 1999

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                                TABLE OF CONTENTS

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ARTICLE I         DEFINITIONS..................................................2

ARTICLE II        PURCHASE AND SALE OF COMMON STOCK............................6

ARTICLE III       CLOSING .....................................................7
  SECTION 3.1     Location, Date...............................................7
  SECTION 3.2     Deliveries...................................................7

ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS...........7
  SECTION 4.1     Stock Ownership and Other Matters............................7
  SECTION 4.2     Earn-Out Consideration.......................................8

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF THE COMPANY................8
  SECTION 5.1     Organization, Standing, Qualification and Capitalization.....8
  SECTION 5.2     Subsidiaries of the Company..................................9
  SECTION 5.3     Financial Statements.........................................9
  SECTION 5.4     Properties and Permits......................................10
  SECTION 5.5     Taxes.......................................................11
  SECTION 5.6     Litigation and Labor Matters................................11
  SECTION 5.7     Insurance...................................................12
  SECTION 5.8     Intellectual Property Rights................................13
  SECTION 5.9     Contracts and Commitments...................................14
  SECTION 5.10    Absence of Undisclosed Liabilities..........................15
  SECTION 5.11    Absence of Default..........................................15
  SECTION 5.12    Existing Condition..........................................16
  SECTION 5.13    Restrictions................................................16
  SECTION 5.14    Employee Benefits...........................................16
  SECTION 5.15    Bank Accounts and Directors and Officers....................19
  SECTION 5.16    Compliance with Laws and Instruments........................19
  SECTION 5.17    Environmental Compliance....................................20
  SECTION 5.18    Non-Competition Agreements..................................21
  SECTION 5.19    Change of Control Provisions................................21
  SECTION 5.20    Validity of Contemplated Transactions.......................21
  SECTION 5.21    Licenses....................................................21
  SECTION 5.22    Brokers.....................................................22
  SECTION 5.23    Year 2000 Compliance........................................22
  SECTION 5.24    Disclosure..................................................22

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  SECTION 5.25    Investment Representations..................................22

ARTICLE VI        REPRESENTATIONS AND WARRANTIES OF ABLE......................23
  SECTION 6.1     Organization, Good Standing and Authority...................23
  SECTION 6.2     Validity of Contemplated Transactions.......................23
  SECTION 6.3     Litigation..................................................23
  SECTION 6.4     Brokers.....................................................23

ARTICLE VII       ............................................................23

ARTICLE VIII      INDEMNIFICATION.............................................24
  SECTION 8.1     Indemnification.............................................24

ARTICLE IX        CONDITIONS TO CONSUMMATION OF THE ACQUISITION...............27
  SECTION 9.1     Conditions to Each Party's Obligation to Effect
                  the Acquisition.............................................27
  SECTION 9.2     Conditions to the Shareholders' Obligations to Effect
                  the Acquisition.............................................27
  SECTION 9.3     Conditions to Able's Obligation to Effect the Acquisition...27

ARTICLE X         TERMINATION, AMENDMENT AND WAIVER...........................28
  SECTION 10.1    Termination.................................................28
  SECTION 10.2    Effect of Termination.......................................29
  SECTION 10.3    Fees and Expenses...........................................29
  SECTION 10.4    Amendment...................................................29
  SECTION 10.5    Waiver......................................................30

ARTICLE XI        GENERAL PROVISIONS..........................................30
  SECTION 11.1    Survival of Representations, Warranties and Covenants.......30
  SECTION 11.2    Notices.....................................................30
  SECTION 11.4    Severability................................................31
  SECTION 11.5    Entire Agreement............................................32
  SECTION 11.6    Assignment..................................................32
  SECTION 11.7    Headings and Gender.........................................32
  SECTION 11.8    Governing Law...............................................32
  SECTION 11.9    Counterparts................................................32

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                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "AGREEMENT") is made and entered into as of November 5, 1999 by and among Able Telecom Holding Corp., a Florida corporation ("ABLE"), Southern Aluminum & Steel Corporation, a Florida corporation (the "COMPANY") and Donald G. Garner and Jesse R. Joyner (each individually, a "SHAREHOLDER"; collectively, the "SHAREHOLDERS").

                                    RECITALS

         WHEREAS, the total authorized capital stock of the Company consists of 100 shares of common stock, par value $5.00 per share (the "COMPANY COMMON STOCK");

         WHEREAS, together, the Shareholders own 100 shares of Company Common Stock, constituting all of the issued and outstanding Company Common Stock; and

         WHEREAS, the Shareholders desire to sell, and Able desires to purchase, all of the issued and outstanding Company Common Stock to Able, upon the terms and subject to the conditions hereinafter set forth (the "ACQUISITION").

         NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Able, the Company and the Shareholders hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Capitalized terms shall have the meanings provided below or as parenthetically in this Agreement:

         "ABLE" has the meaning set forth in the preamble of this Agreement.

         "ABLE COMMON STOCK" means the common stock, no par value per share, of Able.

         "ACQUISITION" has the meaning set forth in the Recitals of this Agreement.

         "ANNUALIZED TOTAL" means the total of the Sales Payment and the Profit Payment earned for the portion of Year Two, Year Three or Year Four, as applicable (the year of termination), annualized for the full year.

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         "BREACH" means any inaccuracy in or breach of, or any failure to perform or comply with a representation, warranty, covenant, obligation or other provision of this Agreement or any Related Agreement.

         "CLAIM" has the meaning set forth in Section 8.1(c) hereof.

         "CLOSING" has the meaning set forth in Section 3.1 hereof.

         "CLOSING DATE" has the meaning set forth in Section 3.1 hereof.

         "CODE" has the meaning set forth in Section 5.14(b) hereof.

         "COMPANY" has the meaning set forth in the preamble of this Agreement.

         "COMPANY COMMON STOCK" means the common stock, $5.00 par value per share, of the Company.

         "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on the business, assets, Properties, or existing or prospective business, results of operations, or financial condition of the Company and its Subsidiaries, taken as a whole.

         "CONSIDERATION" has the meaning set forth in Section 2.6(a) hereof.

         "CONTRACT" means any agreement or contract, whether written or oral, that is legally binding, including any commitment to purchase.

         "DISSENTING SHARES" has the meaning set forth in Section 4.2 hereof.

         "EARNOUT CONSIDERATION" has the meaning set forth in Section 2.1(c) hereof.

         "EARN-OUT CONSIDERATION VALUE" has the meaning set forth on SCHEDULE 2.1(A) hereto.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.2 hereof.

         "ENCUMBRANCE" means any mortgage, charge, claim, equitable interest, lien, option, pledge, security interest, right of first refusal or other encumbrance.

         "ENVIRONMENTAL CLAIM" has the meaning set forth in Section 5.17 hereof.

         "ENVIRONMENTAL LAWS" has the meaning set forth in Section 5.17 hereof.

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         "ERISA AFFILIATE" has the meaning set forth in Section 5.14(a) hereof.

         "FINANCIAL STATEMENTS" means, collectively, the Company's audited/reviewed balance sheet and related audited/reviewed statements of operations and retained earnings and statements of cash flows for the fiscal years ended July 31, 1999 and 1998, including the notes thereto and the reports prepared in connection therewith by independent certified public accountants.

         "FLORIDA ACT" means the Florida 1989 Business Corporation Act.

         "GAAP" means, at any particular time, generally accepted accounting principles as in effect in the United States at such time; provided, however, that, if it was permissible to use more than one principle at such time in respect of a particular accounting matter, GAAP shall refer to the principle which was then employed by the Company.

         "GARNER" means Donald G. Garner.

         "HAZARDOUS MATERIAL" has the meaning set forth in Section 5.17 hereof.

         "HOOVER" means C. Michael Hoover.

         "INITIAL CONSIDERATION" has the meaning set forth in Section 2.1(b) hereof.

         "INSIDER" means (i) any Shareholder, (ii) any member of the family of a Shareholder who is closer in relation than a second cousin or (iii) any corporation, partnership limited liability company, trust or other entity in which any of such Persons owns any beneficial interest or is a director, officer, employee, trustee, partner or holder of more than five percent of the outstanding capital stock thereof or is otherwise an affiliate as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

         "INTELLECTUAL PROPERTY RIGHTS" has the meaning set forth in Section 5.8(a) hereof.

         "IRS" has the meaning set forth in Section 5.5 hereof.

         "JOYNER" means Jesse R. Joyner.

         "LEASED REAL PROPERTY" means, collectively, the real estate leased by the Company, together with the Company's leasehold interests in and to all buildings and improvements erected thereon, and all fixtures and appliances installed in, attached to, or situated in or upon such real estate and any and all appurtenances relating to such real estate.

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         "LIABILITIES" means, collectively, any debt, obligation or liability.

         "LOSS(ES)" has the meaning set forth in Section 8.1 hereof.

         "PARTIES" means Able, the Company and the Shareholders.

         "PAYMENT DATE" has the meaning set forth on SCHEDULE 2.1(A) hereto.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental agency (or any department, agency or political subdivision thereof).

         "PLANS" has the meaning set forth in Section 5.14(a) hereof.

         "PROCEEDING" means any action, arbitration, audit, complaint, investigation, petition, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any governmental body or administrator or any arbitrator.

         "PROFIT PAYMENT" has the meaning set forth on SCHEDULE 2.1(A) hereto.

         "PROPERTIES" means the Leased Real Property and the equipment and operations located thereon.

         "REAL PROPERTY" means, collectively, the real estate owned by the Company, together with all of the Company's rights, title and interests in and to all buildings and improvements erected thereon, and all fixtures and appliances installed in, attached to, or situated in or upon such real estate and any and all appurtenances relating to such real estate.

         "RELATED AGREEMENTS" means, collectively, all agreements, documents, certificates and instruments to be delivered pursuant to or in connection with this Agreement, including Exhibits, A, B, C and D hereto.

         "SALES PAYMENT" has the meaning set forth on SCHEDULE 2.6(A) hereto.

         "SES" means Specialty Electronic Systems, Inc.

         "SES MERGER" means the merger of SES with SES Acquisitions Corp.

         "SHAREHOLDER(S)" has the meaning set forth in the preamble of this Agreement.

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         "SUBSIDIARY" means any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing 50% or more of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by Able or the Company, as applicable.

         "TAX(ES)" means all federal, state, local or foreign taxes of any kind, charges, fees, customs, duties, imposts, levies, required deposits or other assessments, including, without limitation, all net income, gross receipts, ad valorem, value added, transfer, gains, franchise, profits, inventory, net worth, capital stock, asset, sales, use, license, estimated, withholding, payroll, transaction, capital, employment, social security, required deposits, workers compensation, unemployment, excise, severance, stamp, occupation and property taxes, together with any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign) and any transferee liability in respect of Taxes.

         "TAX RETURNS" means any return, report, form or other documents or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection or payment of any Tax (including all filings with respect to employment-related Taxes).

         "THREATENED" has the following meaning: A Proceeding, claim, dispute or other matter will be deemed to have been Threatened with respect to a Person, if such Person has received any demand, statement or other notice with respect to such Proceeding, claim, dispute or other matter.

         "TRADE SECRETS" has the meaning set forth in Section 5.8(b) hereof.

         "TRANSFER AGENT" means Florida Atlantic Stock Transfer, Inc.

         "WELFARE PLAN" has the meaning set forth in Section 5.14(l) hereof.

         "YEAR FOUR" means the fiscal year ending October 31, 2003.

         "YEAR THREE" means the fiscal year ending October 31, 2002.

         "YEAR TWO" means the fiscal year ending October 31, 2001.

         "YEAR ONE" means the fiscal year beginning November 1, 1999 and ending October 31, 2000.

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                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

         SECTION 2.1 PURCHASE AND SALE OF COMMON STOCK.

         (a) At the Closing, the Shareholders, in reliance on the representations, warranties and covenants of Able contained herein and subject to the terms and conditions of this Agreement, shall sell to Able all of the Company Common Stock, and Able, in reliance on the representations, warranties and covenants of the Company and the Shareholders contained herein and subject to the terms and conditions of this Agreement shall purchase the Company Common Stock from the Shareholders for the Consideration as set forth on SCHEDULE 2.1(A) hereto.

         (b) In consideration for the shares of Company Common Stock and the covenants, representations and warranties contained in this Agreement, at Closing, Able shall deliver shares of Able Common Stock as follows (the "INITIAL CONSIDERATION"):

         Garner   16,821 shares
         Joyner   16,162 shares

         (c) From and after the Closing, Able shall deliver to each of Garner and Joyner additional shares of Able Common Stock if earned in accordance with
SCHEDULE 2.1(A) hereto (the "EARN-OUT CONSIDERATION") as described on SCHEDULE 2.1(A) to this Agreement. At each Payment Date, the total amount of Earn-Out Consideration earned as of such date shall be delivered to the individuals on the following allocation basis:

         Garner   51%
         Joyner   49%

         (d) In the event Able permanently terminates all operations of SASCO at any point during Year One, the total Earn-Out Consideration payable to Hoover, Garner and Joyner for Year One shall be $1,055,462 to be allocated as set forth in Section 2.1(c) above. No further Consideration shall be payable at any time.

         (e) In the event Able permanently terminates all operations of SASCO at any point during Year Two, Year Three or Year Four, the total Earn-Out Consideration payable to Hoover, Garner and Joyner for such year shall be the higher of the Estimated Earn-Out Consideration Value or the Annualized Total calculated for the year of termination. No further Consideration shall be payable at any time.

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                                   ARTICLE III
                                     CLOSING

         SECTION 3.1 LOCATION, DATE. The closing (the "CLOSING") of the Acquisition shall be held at the offices of Able, in Roswell, Georgia, on November 5, 1999 at 9:00 am, unless the Parties hereto agree in writing to another date or place. The date on which the Closing occurs is referred to herein as the "CLOSING DATE."

         SECTION 3.2 DELIVERIES. At the Closing,

         (a) the Shareholders shall deliver to Able free and clear of all Encumbrances thereon of every kind, the certificates for the shares of all issued and outstanding Company Common Stock in negotiable form for valid transfer, duly endorsed in blank or with separate executed stock transfer powers attached, with signatures guaranteed by a bank of trust company or by a firm having membership in the New York Stock Exchange, Inc.

         (b) the Parties shall deliver to each other the respective agreements and other documents and instruments specified with respect to them in Article IX hereof and such other items as may be reasonably requested.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

         SECTION 4.1 STOCK OWNERSHIP AND OTHER MATTERS. The Shareholders represent and warrant to Able that the Shareholders are the lawful owner of record and beneficially of 100 shares of Company Common Stock free and clear of all Encumbrances of every kind, and the Shareholders have full legal power and all authorization required by law to transfer and deliver said shares in accordance with this Agreement. At the Closing, the Shareholders will be the lawful owners of record and beneficially of the shares described above and shall validly convey and transfer, to Able all issued and outstanding Company Common Stock, free and clear of all Encumbrances. None of the Company Common Stock is, or at the Closing, will be, subject to restrictions on the transfer thereof, except for restrictions imposed by applicable federal and state securities laws. Neither of the Shareholders are, and, at the Closing will be, a party to or bound by any written or oral Contract or agreement which grants to any Person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities of the Company whether or not presently issued and outstanding on the Closing Date. There is no pending action or Proceeding that has been commenced against the Shareholders that may have the effect of preventing, delaying or making illegal the contemplated transactions and no such action or Proceeding has been Threatened. Neither the execution and delivery of this Agreement or the Related Agreements by the Shareholders nor the consummation by the Shareholders of the transactions provided for herein or

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therein will conflict with, violate, or result in a breach of, default under or the creation of any Encumbrance pursuant to, any agreement to which the Shareholder is a party or by which it is bound or any law, permit, license, order, judgment or decree or any provision of the charter or By-Laws of the Company or any Contract to which either the Company or the Shareholders is a party. The Shareholders have full power and legal authority to execute and deliver this Agreement and the Related Agreements and to consummate and perform the transactions contemplated hereby and thereby. This Agreement and the Related Agreements to which the Shareholders are a party have been duly executed and delivered by the Shareholders and constitute the legal, valid and binding obligations of the Shareholders, enforceable against the Shareholders in accordance with their respective terms. No permit, authorization, consent or approval of, or filing with or notification to, any governmental, regulatory or administrative body or any other third party is required in connection with the execution and delivery of this Agreement and the Related Agreements by the Shareholders. No representation or warranty by the Shareholders in this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein not misleading.

         SECTION 4.2 EARN-OUT CONSIDERATION. The Shareholders acknowledge and agree that the Earn-Out Consideration to be paid pursuant to Section 2.1 and
SCHEDULE 2.1(A) of this Agreement shall be earned based on the achievement of certain targeted levels of aggregate sales and profits for the Company and SES combined.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company, as to itself, and the Shareholders, as to the Company, for the purposes of Section 5.24, as to themselves, represent and warrant to Able as follows:

         SECTION 5.1 ORGANIZATION, STANDING, QUALIFICATION AND CAPITALIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the Properties and assets used in connection therewith. A complete and accurate copy of (i) the Articles of Incorporation of the Company and all amendments thereto certified by the Secretary of State of the State of Florida and (ii) the Bylaws of the Company and all amendments thereto, certified by the Company's Secretary, will have been delivered to Able. The Company is duly qualified to do business as a foreign corporation in Alabama, Florida, Georgia, Idaho, Kentucky, Louisiana, Mississippi, North Carolina, Ohio, South Carolina, Tennessee, Texas and Virginia and is in good standing in each such state and foreign jurisdiction, such jurisdictions being the only jurisdictions in which the Company is required to be so qualified.

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         The total authorized capital stock of the Company consists of 100 shares of $5.00 par value Common Stock of which 100 shares are issued and outstanding. All of such shares were duly authorized and validly issued and are fully paid and non-assessable. There are no shares of capital stock of the Company issued and outstanding except for such shares. None of such shares was issued in violation of any preemptive or preferential right. There are currently no stock options outstanding. The Company is not and, at the Closing, the Company will not be, nor is any Shareholder, a party to or bound by any written or oral Contract or agreement which grants to any Person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of capital stock or other securities of the Company whether or not presently issued or outstanding. The Shareholders are the record and beneficial holders of all outstanding securities of the Company.

         SECTION 5.2 SUBSIDIARIES OF THE COMPANY. The Company does not own any shares of any corporation and has no interest in any partnership, limited liability company, joint venture or other legal entity.

         SECTION 5.3 FINANCIAL STATEMENTS. The Company has delivered to Able true, complete and accurate copies of the Financial Statements, all of which have been prepared in accordance with GAAP, applied on a basis consistent with that of the preceding fiscal year.

         (a) The Financial Statements fairly represent the financial condition and results of operations, equity and cash flow of the Company as of the respective dates of and for the respective periods referred to in the Financial Statements, all in accordance with GAAP consistently applied.

         (b) All inventory of the Company as set forth in the Financial Statements consisted of, and all inventory as of the Closing Date will consist of, raw materials, work-in-process and finished goods of a quality and quantity usable or salable in the ordinary course of business of the Company. The value at which inventories were reflected in the Financial Statements approximates cost, with adequate provision for obsolete material, all in accordance with GAAP applied on a basis consistent with that of the preceding fiscal year.

         (c) All accounts receivable, billed and unbilled, of the Company as set forth in the Financial Statements are, and all accounts receivable which arise between the date hereof and the Closing Date will be, genuine, valid, binding and subsisting, having arisen or arising out of bona fide sales and deliveries of products or the performance of services in the ordinary course of business consistent with past practice and are collectible in the ordinary course of business, subject to no defenses, counterclaims or set-offs, but subject to allowances and accruals as reflected in the Financial Statements. Such allowances and accruals are reasonable

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and appropriate on the basis of the Company's prior experience and are in accordance with GAAP consistently applied.

         SECTION 5.4 PROPERTIES AND PERMITS. The Company has good and marketable title to all its Properties and assets as reflected in the July 31, 1999 balance sheet of the Company (except Properties and assets sold or otherwise disposed of in the ordinary course of business, consistent with past practice), free and clear of all Encumbrances of any nature whatsoever, except any Encumbrances disclosed in the Financial Statements, or liens for current Taxes not yet due and payable. All plants, structures and equipment owned or used by the Company are suitable for the purposes used, are adequate and sufficient for all current operations of its business, and, subject to ordinary wear and tear, are in good operating condition and repair. SCHEDULE 5.4 hereto sets forth a true, correct and complete list of all Leased Real Property owned or used by the Company, together with a list of each lease, sublease, license or any other instrument under which the Company claims or holds such leasehold or other interest or right to the use thereof, and with respect to the leases, subleases, licenses and other instruments on SCHEDULE 5.4, identifying which of those leases, subleases, licenses or other instruments, if any, require that a consent be obtained (from any lessors, guarantors or any other third parties) before a valid transfer may be obtained and identifying in each instance the party which is required to grant consent thereto, the location of the premises, the date and term of the agreement, the amount of the monthly rent and any additional material terms thereof. Such leases, subleases, licenses and other agreements are valid, subsisting, in full force and effect and binding upon the parties thereto in accordance with their terms. To the best of the Shareholders' and the Company's knowledge, all of the facilities set forth on SCHEDULE 5.4 are equipped in conformity with all laws and governmental regulations applicable to the Companies or their business. Prior to the date hereof, the Company has delivered to Able true, correct and complete copies of all of the leases, subleases, licenses and other instruments set forth on SCHEDULE 5.4 and any related agreements. The Company has paid in full all amounts due, and has satisfied in full all Liabilities due and payable, under such leases, subleases, licenses and other agreements. The Company is not, and, as of the Closing Date, the Company will not be, in default under any of such leases, subleases, licenses or other agreements, nor (to the best knowledge of the Shareholders and the Company) is any other party in default thereunder, and no facts or circumstances have occurred which, with the giving of notice or the passage of time or both, would constitute a default under any of such leases, subleases, licenses or other agreements.

         SECTION 5.5 TAXES. The amounts recorded as provisions for Taxes in the Financial Statements are sufficient for the payment of all Taxes, whether disputed or not. The Company has duly and timely filed all Tax Returns which were required to be filed by it, and has paid, or has recorded adequate reserves on the Financial Statements for the payment of, all Taxes shown on all Tax Returns. All Tax Returns are true, correct and complete in all material respects. No Tax Return of the Company has been examined or audited by the Internal

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Revenue Service (the "IRS") or any state, local, foreign or other taxing authority and there are no open, pending or Threatened tax-related Proceedings, audits, examinations, assessments, asserted deficiencies or claims for additional Taxes with respect to the Company. There are no past or current revenue agents' reports or any other assertions of deficiencies or other Liabilities for Taxes (including any reports, statements, summaries and other communications or assertions or claims of deficiencies or other Properties) with respect to the Company. There are no waivers or extensions of any applicable statutes of limitation for the assessment and collection of Taxes for which the Company or Able may be liable that are in effect and no requests for such waivers are pending. There are no Tax rulings, requests for rulings, or closing agreements with any taxing authority that may affect the Company. The Company is not required to make any adjustments with respect to a change in accounting method and no such adjustments have been proposed by the IRS or requested by the Company. The Company is not a party to any Tax sharing or allocation agreement, nor is it potentially required to indemnify any person with respect to Taxes. The Company is not a party to any arrangement that is treated as a partnership for Tax purposes. SCHEDULE 5.5 lists all states, territories and jurisdictions (whether foreign or domestic) in which the Company is required to file Tax Returns. No claim or inquiry has been made by any taxing authority in a jurisdiction where the Company does not file Tax Returns that it either is or may be subject to Tax in such jurisdiction. There are no liens for Taxes upon the assets of or with respect to the Company except for liens for current Taxes not yet due and payable. No power of attorney related to Taxes has been granted by the Company or with respect to the Company that will remain in force after the Closing Date. The Company is not nor has it ever been a member of an "affiliated group" within the meaning of Code Section 1504(a)(1) nor has the Company been required to join in any consolidated, combined, unitary or License, state or local Tax filings.

         SECTION 5.6 LITIGATION AND LABOR MATTERS. Except as provided for or disclosed in the Financial Statements:

         (a) There is no litigation, Proceeding or governmental investigation pending or Threatened, against or related to the Company or, its Properties, assets or business;

         (b) There is no litigation, Proceeding or governmental investigation pending or Threatened, against or related to any Shareholder or any Shareholder's properties, assets or business that could reasonably be expected to have an adverse impact on the Company;

         (c) The Company is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal, foreign or governmental department, commission, board, bureau, agency or instrumentality;

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         (d) The Company has not committed, and neither the Shareholders nor the
Company has received any notice of or claim that the Company has committed any unfair labor practice under applicable federal, state or foreign law; and

         (e) There is no pending action or Proceeding that has been commenced against the Company that may have the effect of preventing, delaying or making illegal the Acquisition and, to the best knowledge of the Shareholders and the Company, no such action or Proceeding has been Threatened.

         SECTION 5.7 INSURANCE. The Company is insured under various policies of fire, liability and other forms of insurance, as set forth on SCHEDULE 5.7 hereto, which policies are valid and enforceable in accordance with their terms and provide adequate insurance for the business and the assets of the Company, in accordance with industry standards. At no time was there a period in which the Company lacked such insurance coverage. The Company shall continue to carry all such policies or similar policies during the pendency of this Agreement, and all outstanding claims under such policies are described in SCHEDULE 5.7 hereto. There is no liability for retrospective insurance premium adjustments for any period prior to the date hereof. SCHEDULE 5.7 hereto sets forth a complete and accurate list of the following, each of which have been made available to Able for its review:

         (a) All comprehensive general liability and other policies of insurance under which the Company is or has been insured at any time.

         (b) All property and casualty policies of insurance under which the Company is presently insured.

         (c) All obligations of the Company to provide insurance coverage to third parties (for example under leases or other Contracts).

         (d) The expiration date of each insurance policy under which the Company is currently insured.

         SECTION 5.8  INTELLECTUAL PROPERTY RIGHTS.

         (a) SCHEDULE 5.8(A) hereto sets forth all patents and patent applications; all trademarks, service marks, logos, trade names (whether registered or unregistered) and applications for registration and registrations therefor; Internet domain names and 1-800 and 1-888 telephone numbers; all copyrights (whether registered or unregistered) and applications for registration and registrations therefor; all inventions, processes, technical information, know-how, designs, drawings, specifications, database systems and computer software (including source code), used or developed by the Company, or in which the Company has an interest, and all licenses relating to the foregoing (collectively, the "INTELLECTUAL PROPERTY RIGHTS"), and their respective actual or potential use or application. No other patent, trademark, service mark, trade name or copyright, or license under any thereof, is necessary to permit the Company to be owned by Able or the Company's business to be conducted as now conducted or as heretofore or proposed to be conducted. The Company owns exclusively and/or has the exclusive and unrestricted right to use, free and clear of all Encumbrances, all Intellectual Property Rights, and all renewals therefor and claims for infringement thereof, without infringing upon or otherwise acting adversely to the right or claimed right of any third party under or with respect to any Intellectual Property Rights. The Company is not obligated or under any liability whatsoever to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any patent, trademark, service mark, trade name, copyright or other intangible asset, with respect to the use of any of the Intellectual Property Rights, in connection with the ownership of its assets, the conduct of its business or otherwise.

         (b) The Company owns exclusively and has exclusive and unrestricted right to use all Trade Secrets required for or incident to the development, manufacture, operation, advertisement, promotion, distribution and sale of all products sold and services offered, or proposed to be sold or offered, by the Company free and clear of all Encumbrances, including, without limitation, of any former employer of its employees. Trade Secrets shall mean all trade secrets, confidential information, "know-how," inventions, designs, customer lists, processes, computer programs (including source code) and technical data and information (the "TRADE SECRETS"). A list of the headings or titles and, where appropriate, a general, non-confidential description of all Trade Secrets used or developed in the conduct of Company's business is included in SCHEDULE 5.8(B) hereto.

         (c) The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Trade Secrets. Each of its employees and other Persons who either alone or in concert with others developed, invented, discovered, derived, programmed or designed any of the Trade Secrets, or who has knowledge of or access to information about any of the Trade Secrets, has entered into a written agreement with the Company providing that such Trade Secrets and other information are proprietary to the Company and are not to be divulged or misused, and transferring to the Company, without any further consideration being given therefor, all of such employees or other persons right, title and interest in and unto such Trade Secrets and other information, and to all Intellectual Property Rights and other rights with respect to such Trade Secrets and information.

         (d) The Shareholders and the Company have no knowledge, and have not received any communication alleging, that the Company has violated or, by conducting its business as now conducted or proposed to be conducted after the Closing Date, violates or would violate any of the patents, licenses, trademarks, services marks, trade names, copyrights, trade secrets or other proprietary rights of any person or entity. The Shareholders and the Company are not aware of any third party that is infringing upon or violating any of the Company's Intellectual Property Rights, Trade Secrets or other proprietary rights.

         SECTION 5.9 CONTRACTS AND COMMITMENTS. SCHEDULE 5.9 hereto sets forth a complete and accurate list of, and the Company has made available to Able for its review, complete and correct copies of:

         (a) Each Contract (other than open purchase orders) that involves the performance of services or the delivery of goods or materials by the Company of an amount or value in excess OF $100,000;

         (b) Each Contract (other than open sales orders) that involves the performance of services for or the delivery of goods or materials to the Company of amount or value in excess of $100,000;

         (c) Each Contract that was not entered into in the ordinary course of business that involves expenditures or receipts in excess of $25,000 to which the Company is a party;

         (d) Each license or other Contract with respect to intellectual property, including, without limitation, the Intellectual Property Rights, to which the Company is a party;

         (e) Each Contract to which any employee of the Company is a party relating to wages, hours and other conditions of employment;

         (f) Each Contract for capital expenditures in excess of $10,000 to which the Company is a party;

         (g) Each Contract or commitment relating to the borrowing of money or a line of credit to which the Company is a party or by which the Company or its assets are bound;

         (h) Each Contract or commitment with any present or former officer, director, Shareholder, employee or consultant of the Company, pursuant to which any payment is or may become due to any such person in excess of $10,000;

         (i) Each lease agreement pertaining to any personal property leased by the Company;

         (j) Each representative or sales agency Contract or commitment to which the Company is a party;

         (k) Each Contract restricting a Person from competing with the Company;

         (l) Each bonus, pension, profit sharing, retirement, stock purchase, stock option, hospitalization, insurance, vacation pay or other similar plan; and

         (m) Each Contract prohibiting the transfer or assignment of such Contract or requiring consent prior to the transfer or assignment of such Contract.

         Except for delays, minor failures to meet specifications or other minor defaults which are normal in the conduct of business between the Company and other parties to the above Contracts, all parties to the above Contracts have complied with the provisions thereof, no party is in default thereunder, and no event has occurred which but for the passage of time or the giving of notice would constitute a default thereunder. The Company has not received any written notice of any default with respect to any of the above Contracts.

         SECTION 5.10 ABSENCE OF UNDISCLOSED LIABILITIES. There are no material Liabilities or obligations of the Company either accrued, absolute, contingent or otherwise, including, but not limited to, any Liabilities for Taxes due or to become due, except:

         (a) To the extent reflected in the July 31, 1999 reviewed balance sheet and not heretofore paid or discharged; and

         (b) Those incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since July 31, 1999.

         SECTION 5.11 ABSENCE OF DEFAULT. The Company is not in default in the performance, observance or fulfillment of any obligation, covenant or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which the Company is a party.

         SECTION 5.12 EXISTING CONDITION. Except as disclosed in SCHEDULE 5.12 hereto, since July 31, 1999, there has not been (i) any material adverse change in the business, operations, prospects, Properties, assets, Liabilities, or condition, financial or otherwise, of the Company; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the business, operations, prospects, Properties, assets, Liabilities, or condition, financial or otherwise, of the Company; (iii) any declaration, setting aside or payment of any dividend, or any distribution or payment in respect of capital stock or any other securities of the Company, or any redemption, purchase or other acquisition of any capital stock or other securities of the Company; (iv) any increase in the compensation payable or to become payable by the Company to any of its respective officers, directors, employees, partners or agents; (v) any change in the terms of any bonus, insurance, pension or other benefit plan for or with any of the Company's officers, directors or employees which increases amounts paid, payable or to become payable thereunder; or (vi) any complaints or other concerns which relate to a Company's labor relations.

         SECTION 5.13 RESTRICTIONS. Except as set forth on SCHEDULE 5.13 hereto, the Company is not subject to any charter or other corporate restriction, any agreement or any judgment, order, writ, injunction or decree, which materially and adversely affects or, so far as the Shareholder or the Company can now foresee, may in the future materially and adversely affect, the business, operations, prospects, Properties, assets, Liabilities, or condition, financial or otherwise, of the Company.

         SECTION 5.14 EMPLOYEE BENEFITS.

         (a) SCHEDULE 5.14 hereto, lists each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement or arrangement, or other employee benefit plan, program, agreement or arrangement (other than arrangements involving the payment of wages) sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA AFFILIATE") that together with the Company would be deemed a "single employer" within the meaning of Section 4001(a)(14) of ERISA, for the benefit of any current or former employee, director, partner or independent Contractor of the Company or any ERISA Affiliate, whether formal or informal and whether legally binding or not (the "PLANS") with respect to which the Company or any ERISA Affiliate has, within the six-year period ending on the Closing Date, or may in the future have any liability or obligation to contribute or make payments of any kind.

         (b) Each Plan is in writing and the Company has furnished to Able a copy of each Plan and any amendments thereto and, if applicable, with respect to each Plan (i) a copy of each trust or other funding arrangement and all amendments thereto, (ii) each summary plan description and summary of material modifications, (iii) the three most recently filed Forms 5500 under ERISA or the Internal Revenue Code of 1986, as amended (the "CODE"), (iv) all determination letters, rulings, information letters and any other material document or correspondence relating to a Plan from the IRS, the United States Department of Labor, or the Pension Benefit Guaranty Corporation, (v) the three most recently prepared financial statements and (vi) all Contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including, without limitation, insurance Contracts, investment management agreements, subscription and participation agreements and record keeping agreements. The Company does not have any express or implied commitment to create or incur liability with respect to or cause to exist any other employee benefit plan, program, agreement or arrangement, or to enter into any Contract or agreement to provide compensation or benefits to any individual or to modify or change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code, which will not materially increase the cost of maintaining such Plan.

         (c) Each Plan is now and has been operated in accordance with its terms and the requirements of all applicable laws, orders, rules and regulations, including, without limitation, ERISA and the Code, including, without limitation, all applicable Form 5500 filing requirements. The Company has performed all obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No governmental investigation or legal action, suit or claim is pending or, to the best knowledge of the Shareholders and the Company, threatened with respect to any Plan and, to the best knowledge of the Shareholders and the Company, no fact or event exists that could give rise to any such investigation, action, suit or claim.

         (d) None of the Plans is (i) subject to Title IV of ERISA, (ii) a "multiemployer pension plan" as such term is defined in Section 3(37) of ERISA,
(iii) subject to the laws of a country or jurisdiction other than the United States, or (iv) subject to Section 302 of ERISA or Section 412 of the Code.

         (e) Neither the Company, any ERISA Affiliate, any of the Plans, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any of the Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the Plans or any such trust could be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(1) of ERISA or a tax imposed pursuant to Chapter 43 of the Code.

         (f) Full payment has been made, or will be made, in accordance with the terms of each of the Plans and any applicable collective bargaining agreement, of all amounts which the Company or any ERISA Affiliate is required to pay, and all such amounts properly accrued through the Closing Date with respect to the current plan year thereof will be paid by the Company on or prior to the Closing Date or will be properly recorded on the Company's financial statements.

         (g) Each of the Plans that is intended to be "qualified" in form within the meaning of Section 401(a) of the Code is so qualified and has been the subject of a favorable determination letter from the IRS regarding such qualification, no such determination letter has been revoked and revocation has not been Threatened, no event has occurred and no circumstances exist that would adversely affect the tax qualification of such Plan; and such Plan has not been amended since the effective date of its most recent determination letter in any respect that might adversely affect its qualification or materially increase its cost. Each of the Plans that is intended to satisfy the requirements under Section 401(k) of the Code satisfies such requirements.

         (h) No employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan as a result of the transactions contemplated by this Agreement.

         (i) No amounts payable under the Plans will fail to be deductible for license income tax purposes by virtue of Section 280G of the Code.

         (j) No compensation payable by the Company to any of its respective employees under any existing Contract, Plan or other employment arrangement (including by reason of the Acquisition) will be subject to disallowance under
Section 162(m) of the Code.

         (k) No Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees upon retirement or other termination of service (other than (i) coverage mandated by applicable law, (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as Liabilities on the books of the Company or an ERISA Affiliate, or (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary)).

         (l) Except as set forth on SCHEDULE 5.14, each Plan that is an "employee welfare benefit plan" as defined in Section 3(1) of ERISA ("WELFARE PLAN") is fully insured and with respect to such Welfare Plans no premium for insured benefits can be increased other than on the Contract anniversary for the related policy. Each such Welfare Plan may be amended or terminated without liability to the Company or Able at any time after the Closing Date.

         (m) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of the Company or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

         SECTION 5.15 BANK ACCOUNTS AND DIRECTORS AND OFFICERS. SCHEDULE 5.15 contains a true and complete list of the name and location of each bank in which the Company has an account, each safety deposit box or custody agreement and the names of the Persons authorized to draw thereon or to withdraw therefrom.
SCHEDULE 5.15 also sets forth the names of all directors and officers of the Company.

         SECTION 5.16 COMPLIANCE WITH LAWS AND INSTRUMENTS. The Company and the Shareholders have complied with and are not in default under, or in violation of, any laws, ordinances, rules or regulations or orders (including, without limitation, any safety, health, wage, hour, employment and trade laws, ordinances, rules, regulations and orders) applicable to its business, operations, or Properties, or the Company which materially and adversely affects or, so far as the Shareholders and the Company can foresee, may in the future materially and adversely affect its business, operations, prospects, Properties, assets, Liabilities or condition, financial or otherwise, of the Company. All necessary approvals, authorizations, consents, licenses, permits or orders with respect to the Company's business, operations and Properties have been obtained, are in full force and effect as of the date hereof and are set forth on SCHEDULE
5.16 hereto. Neither the ownership or use of the Company's Properties, nor the conduct of its business, nor the ownership of its assets, conflicts with the rights of any other Person or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a breach, default, right to accelerate or loss of rights under, or result in the creation of any Encumbrance pursuant to, any term or provision of the Articles of Incorporation or Bylaws of the Company as presently in effect, or any note, mortgage, deed of trust, indenture, lease, permit, license, consent, approval, agreement, instrument, insurance policy, law, statute, rule or regulation or any order, judgment, award or decree to which the Company is a party or by which the Company, its business, Properties or assets may be bound or affected.

         SECTION 5.17 ENVIRONMENTAL COMPLIANCE. The Company is not in violation of or delinquent under, nor has it received notice of any violation or delinquency with respect to, any decree, order or arbitration award or any law, statute, ordinance, rule or regulation of or agreement with, or any license or permit from, any governmental, regulatory or administrative authority to which it or its Properties, assets, personnel or business are subject and which relates to the environment including, without limitation, Environmental Laws (defined below). There are no circumstances or conditions existing that may prevent or interfere with such compliance in the future. The Company has obtained all approvals, consents, permits, licenses and other authorizations of governmental agencies required to be obtained by it under Environmental Laws. Except as set forth on SCHEDULE 5.17, all such approvals, consents, permits, licenses, and other authorizations are in good standing will not be adversely affected by a change of control. There is no Environmental Claim (defined below) pending or, to the best knowledge of the Shareholders and the Company, Threatened against the Company or its assets or relating to its business or Properties. There are no past or present actions, activities, circumstances, conditions, events or incidents, at any location, including, without limitation, the release, emission, discharge, presence or disposal of any Hazardous Material (defined below) that could form the basis of any Environmental Claim against the Company or its assets. SCHEDULE 5.17 contains a true and complete list of each facility previously owned, operated or leased by the Company or its predecessors. There exist no surveys, reports, assessments, audits, evaluations, sampling results or other documents relating to the presence, migration or disposal of any Hazardous Material prepared for or at the request of the Company or in its possession or at or relating to any of its assets, its business or any facility previously owned, leased or operated by it. The Company has not, and to the knowledge of the Company and the Shareholders, no other Person has, caused a release or threat of release of any Hazardous Material at, on, under, or otherwise affecting the soil, surface or ground water of any Properties owned, leased, or operated by the Company, except where such release or threat of release would not have a material adverse effect on the business or the assets, Properties, operations, prospects, or condition, financial or otherwise, of the Company. The Company has provided Able with copies of all documents in the Company's possession or control relating to Environmental Laws and the business, the assets and the Properties of the Company. "ENVIRONMENTAL LAWS" means all federal, state and local laws, statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations relating to pollution or protection of human health or the environment including, without limitation, laws, statutes, ordinances, judgments, decrees, licenses, permits, rules and regulations relating to emissions, discharges, releases or threatened releases of any Hazardous Material, or otherwise relating to the use, treatment, storage, disposal, transport or handling of any Hazardous Material. "ENVIRONMENTAL CLAIM" means any claim, complaint, action, suit, Proceeding, investigation or notice by any Person alleging potential liability arising out of, based on, or resulting from (a) the release, emission, discharge or disposal into, or the presence in, the environment including, without limitation, the indoor environment, of any Hazardous Material at any location, whether or not owned by the Company or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law. "HAZARDOUS MATERIAL" means any material, substance or compound regulated under Environmental Laws as a pollutant, toxic substance, contaminant, hazardous waste, hazardous material, hazardous substance, extremely hazardous material, extremely hazardous substance, hazardous air pollutant, radioactive substance, radioactive waste, special waste, medical waste, or words of similar import, petroleum or any fraction, by-product, constituent or refined product thereof, asbestos or polychlorinated biphenyl.

         SECTION 5.18 NON-COMPETITION AGREEMENTS. The Company is not a party to any agreement or other commitment imposing any restriction on the manner or in the geographic location in which it conducts or may conduct its business or uses, or may use, its Properties and assets in competition with any third party.

         SECTION 5.19 CHANGE OF CONTROL PROVISIONS. Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions provided for herein or therein will trigger any obligation of the Company to any Person, including, without limitation, the obligation to make payments to any Person pursuant to any Contract or agreement to which the Company is a party or by which its assets are bound.

         SECTION 5.20 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement or the Related Agreements by the Company nor the consummation by the Company of the transactions provided for herein or therein will conflict with, violate, or result in a breach, default or the creation of any Encumbrance pursuant to, any agreement to which the Company is a party or by which it is bound or any law, order, judgment or decree or any provision of the Articles of Incorporation or Bylaws of the Company or any Contract to which the Company is a party. The Company has the full power and legal authority to execute this Agreement and the Related Agreements and to consummate and perform the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate power of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

         SECTION 5.21 LICENSES.

         (a) The Company possesses all of the licenses that are necessary to entitle the Company to own or lease, operate and use its assets and Properties and to conduct its business as currently conducted.

         (b) All licenses held by the Company are listed on SCHEDULE 5.21(B) hereto. True and correct copies of such licenses have been delivered to Able prior to the date hereof.

         (c) Each of the licenses held by the Company is in full force and effect, and as of the date hereof, no proceeding is pending or, to the Company's knowledge, after due inquiry of Company personnel, threatened seeking the revocation, suspension or limitation of any such license.

         SECTION 5.22 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company.

         SECTION 5.23 YEAR 2000 COMPLIANCE. The Company has (i) analyzed the operations of the Company and its affiliates that could be adversely affected by failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999) and (ii) developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. The Company reasonably believes that it will become Year 2000 compliant for its operations and those of its affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on the Company's business, operations, financial condition or prospects. Any suppliers and vendors that are material to the operations of the Company or its affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect on the Company's business, operations, financial condition or prospects.

         SECTION 5.24 DISCLOSURE. No representation or warranty by the Company or the Shareholders in this Agreement nor any statement, document or certificate furnished or to be furnished to Able in connection herewith or pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make any statement herein or therein not misleading. The Company has made available for inspection by Able and its representatives complete and correct copies of the corporate minute books of the Company. Such minute books contain the minutes of all meetings of Shareholders, the board of directors and any committees thereof of the Company that have been held prior to the date hereof and all written consents to action executed in lieu thereof.

         SECTION 5.25 INVESTMENT REPRESENTATIONS. The Able Common Stock being delivered pursuant to the provisions of this Agreement will be held by each Shareholder for his or her own account and not with a view to, or for resale in connection with, the distribution thereof.

                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF ABLE

         Able represents and warrants to the Company that:

         SECTION 6.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Able is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida, and has all requisite corporate power and authority to conduct its business as presently conducted and to own and lease the Properties and assets used in connection therewith. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby are within the corporate power of Able and have been duly authorized by all necessary corporate action on the part of Able. This Agreement and the Related Agreements to which Able is a party constitute the legal, valid and binding obligations of Able, enforceable against Able in accordance with their respective terms.

         SECTION 6.2 VALIDITY OF CONTEMPLATED TRANSACTIONS. Neither the execution and delivery of this Agreement or the Related Agreements by Able nor the consummation by Able of the transactions provided for herein or therein will conflict with, violate, or result in a breach of or default under any Contract to which Able is a party or by which it or its assets are bound or any law, order, judgment or decree or any provision of the Certificate of Incorporation or Bylaws of Able or any Contract to which Able is a party.

         SECTION 6.3 LITIGATION. There is no pending action or Proceeding that has been commenced against Able that may have the effect of preventing, delaying, or making illegal the Acquisition and, to the best knowledge of Able, no such action or Proceeding has been Threatened.

            SECTION 6.4 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's fee or other fee or commission payable by Able in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Able.

                                   ARTICLE VII

[RESERVED]

                                  ARTICLE VIII
                                 INDEMNIFICATION

         SECTION 8.1 INDEMNIFICATION.

         (a) The Shareholders shall indemnify and hold harmless Able and its officers, directors, employees, shareholders, representatives and agents, from and against any claims, damages, losses, Liabilities, Taxes, injuries to Persons, property or natural resources, fines, penalties, costs and expenses (including, without limitation, settlement costs, any reasonable legal, accounting or other expenses incurred in connection with investigating or defending any actions or Threatened actions and court costs) (a "LOSS" or "LOSSES") sustained or required to be paid by reason of, arising out of or caused by (i) any misrepresentation or Breach of any representation or warranty made by the Company or any Shareholder in this Agreement, or any Related Agreement or other certificate, instrument or document contemplated hereby, (ii) any Breach of or failure to perform any covenant, agreement or obligation of the Company or any Shareholder contained in this Agreement, or any Related Agreement or other certificate, instrument or document contemplated hereby, (iii) any audits or examinations, including, without limitation, the reopening of past audits, made in respect of Taxes or Plans relating to any period ending on or prior to the Closing Date or any penalties asserted by, or fees under voluntary compliance programs payable to, the Internal Revenue Service or Department of Labor, including, without limitation, for failure to file Forms 5500 on any due date for such forms occurring prior to the Closing Date, (iv) without limiting in any way any other provision of this Section 8.1, and whether or not disclosed in any Schedule hereto, or in any other document related to this transaction, any act or omission occurring, or condition existing, on or prior to the Closing Date, and relating, directly or indirectly, to the facilities, assets, Properties, operations or businesses, owned, leased, operated, or conducted by the Company as of the Closing Date (including, but not limited to, the storage, generation, transport or disposal or Hazardous Materials at any location), which Losses relate, directly or indirectly, to any Environmental Claim as defined in Section 5.16 (including, without limitation, Losses relating, directly or indirectly, to injury to persons, including any current or former employee at the facilities, Properties, operations, or businesses) or (v) without limiting any way any other provision of this Section 8.1, and whether or not disclosed in any Schedule hereto or in any other document related to this transaction, any act or omission occurring, or condition existing, at any time, and relating, directly or indirectly, to Environmental Laws and to the facilities, assets, Properties, operations, or businesses formerly owned, leased, operated, or conducted by the Company or any predecessor (including, but not limited to, disposal of Hazardous Materials at any location).

         (b) Able shall indemnify and hold harmless the Company from and against any Loss or Losses sustained or required to be paid by reason of, arising out of or caused by (i) any misrepresentation or Breach of any representation or warranty made by Able in this Agreement or any other certificate, instrument or document contemplated hereby; or (ii) any Breach of any covenant, agreement or obligation of Able contained in this Agreement, or any other certificate, instrument or document contemplated hereby.

         (c) In the event that any indemnified party is made a defendant in or party to any claim, action, suit or Proceeding, judicial or administrative, instituted by any third party for Losses, or otherwise receives any demand from any third party for Losses (any such third party claim, action, suit or Proceeding being referred to as a "CLAIM"), the indemnified party (referred to in this clause (c)(i) as the "notifying party") shall give the indemnifying party prompt notice thereof. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party's ability to defend such Claim, and then only to the extent of such Loss. The indemnifying party shall be entitled to contest and defend such Claim; provided, that the indemnifying party (A) has a reasonable basis for concluding that such defense may be successful, (B) diligently contests and defends such Claim, and (C) acknowledges in writing that it is obligated to provide indemnification with respect to such Claim. Notice of the intention so to contest and defend shall be given by the indemnifying party to the notifying party within 20 business days after the notifying party's notice of such Claim (but, in all events, at least five business days prior to the date that an answer to such

Claim is due to be filed). Such contest and defense shall be conducted by reputable attorneys employed by the indemnifying party. The notifying party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless the notifying party reasonably determines that the indemnifying party is not adequately representing or, because of a conflict of interest, may not adequately represent, the interests of the indemnified parties, and only to the extent that such expenses are reasonable), to participate in such contest and defense and to be represented by attorneys of its or their own choosing. If the notifying party elects to participate in such defense, the notifying party will cooperate with the indemnifying party in the conduct of such defense. Neither the notifying party nor the indemnifying party may concede, settle or compromise any Claim without the consent of the other party, which consent will not be unreasonably withheld. Notwithstanding the foregoing, if the indemnifying party fails to acknowledge in writing its obligation to provide indemnification in respect of such Claim, then the notifying party alone shall be entitled to contest, defend and settle such Claim in the first instance (in which case, expenses incurred in connection therewith shall constitute a Loss) and, only if the notifying party chooses not to contest, defend or settle such Claim, the indemnifying party shall then have the right to contest and defend (but not settle) such Claim.

         (d) In the event any indemnified party should have a claim against any indemnifying party that does not involve a Claim, including, but not limited to, an Environmental Claim, the indemnified party shall deliver a notice of such claim with reasonable promptness to the indemnifying party. The failure to give such notice shall not affect whether an indemnifying party is liable for reimbursement unless such failure has resulted in the loss of substantive rights with respect to the indemnifying party's ability to defend such Claim, and then only to the extent of such Loss. If the indemnifying party notifies the indemnified party that it does not dispute the claim described in such notice or fails to notify the indemnified party within 15 days after delivery of such notice by the indemnified party whether the indemnifying party disputes the claim described in such notice, the Loss in the amount specified in the indemnified party's notice will be conclusively deemed a liability of the indemnifying party and the indemnifying party shall pay the amount of such Loss to the indemnified party on demand.

         (e) After the Closing, the rights set forth in this Section 8.1 shall be the indemnified parties' sole and exclusive remedies against the other for misrepresentations or Breaches of covenants contained in this Agreement or in any exhibit, schedule or other document delivered or to be delivered pursuant to the terms of this Agreement or otherwise referenced or incorporated in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the indemnified parties from bringing an action based upon allegations of fraud, bad faith or willful misconduct in connection with this Agreement. In the event action is brought in accordance with the preceding sentence of this clause
(iii), the prevailing party's attorneys' fees and costs shall be paid by the nonprevailing party.

         (f) The Shareholders shall not be liable in an amount which, if added to all other amounts paid as indemnification payments, would exceed the Consideration, except as set forth in the next sentence. Able shall not be entitled to pursue any indemnification claim or recovery against the Company beyond the foregoing limit, except to the extent any such claim or recovery is based upon Company's or the Shareholder's (i) Breach of a representation and warranty made in Article V, or (ii) fraud, bad faith or willful misconduct in connection with this Agreement, or (iii) arises in connection with Section 8.1(a)(vi) hereof in which case Able's remedy shall not be limited.

         (g) The obligations set forth in this Section 8.1 shall be unconditional and absolute. In the event of a conflict between the provisions of this Section 8.1 and any other provisions of this Agreement, the provisions of
Section 8.1 shall control. The Shareholders shall not have any indemnification obligations under this Section 8.1 for Losses until such time as total Losses for which Able is otherwise entitled to indemnification hereunder equal $25,000 in the aggregate, whereafter the Shareholders shall be liable for all Losses; provided, however, that any indemnification obligations arising in connection with Section 8.1(a)(ii), (v) or (vi) hereof shall not be subject to such limitation. Able shall not have any indemnification obligations under this
Section 8.1 for Losses until such time as total Losses for which the Shareholders are otherwise entitled to indemnification hereunder equal $25,000 in the aggregate, whereafter Able shall be liable for all Losses.

         (h) The indemnification obligations set forth in this Section 8.1 shall survive any assignment or other transfer by Able.

                                   ARTICLE IX
                  CONDITIONS TO CONSUMMATION OF THE ACQUISITION

         SECTION 9.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE ACQUISITION. The respective obligations of each Party to effect the Acquisition shall be subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

         (a) The Parties shall execute all Related Agreements required by this Agreement, including, but not limited to, that certain Agreement and Plan of Merger dated of even date herewith by and among SES, Able, SES Acquisition Corp., the Company, Hoover, Joyner and Garner, substantially in the form attached as EXHIBIT B hereto.

         (b) Able and the Shareholders shall enter into a registration of rights agreement substantially in the form attached as EXHIBIT C hereto.

         (c) The Parties shall furnish each other with a Secretary's certificate certifying the Articles of Incorporation of each Party, the Bylaws of each Party, and the due adoption of the resolutions relating to the Acquisition and the actions contemplated by this Agreement, which articles, bylaws and resolutions shall be attached to the appropriate Secretary's certificate.

         SECTION 9.2 CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS TO EFFECT THE ACQUISITION. The obligations of the Shareholders to effect the Acquisition shall be subject to satisfaction or waiver at or prior to the Closing of the following additional conditions:

         (a) Able shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing; the representations and warranties of Able contained in this Agreement which are qualified with respect to materiality shall be true and correct in all material respects, and such representations and warranties that are not so qualified shall be true and correct in all respects in each case as of the date of this Agreement and at and as of the Closing as if made at and as of such time, except as contemplated by this Agreement; and the Company shall have received a certificate of the Secretary of Able as to the satisfaction of this condition.

         SECTION 9.3 CONDITIONS TO ABLE'S OBLIGATION TO EFFECT THE ACQUISITION. The obligations of Able to effect the Acquisition shall be subject to the satisfaction or waiver at or prior to the Closing of the following additional conditions:

         (a) The Company and the Shareholders shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing; the representations and warranties of the Company and the Shareholders contained in this Agreement which are qualified with respect to materiality shall be true and correct in all material respects, and such representations and warranties that are not so qualified shall be true and correct in all respects, in each case as of the date of this Agreement and at and as of the Closing as if made at and as of such time. Able shall have received a Certificate of the Shareholders as to the satisfaction of this condition.

         (b) The Company and each of Garner and Joyner shall have entered into an employment agreement substantially in the form attached as EXHIBIT A hereto.

         (c) The Company and each of Garner and Joyner shall have entered into a non-competition agreement substantially in the form attached as EXHIBIT D hereto.

         (d) The Company shall have paid certain notes payables, as set forth on
SCHEDULE 9.3(D) hereto.

         (e) Able shall have received a certificate from the Company and each of the Shareholders, dated the Closing, in substantially the form set forth as EXHIBIT E.

                                    ARTICLE X
                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 10.1 TERMINATION. This Agreement may be terminated at a time prior to the Effective Time:

         (a) By mutual consent of Able, Company and the Boards of Directors of Able and the Company;

         (b) By either Able or the Company if (i) the Acquisition shall not have been consummated by November 30, 1999 or such other later date as the parties may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Acquisition to occur on or before such date; or
(ii) a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their best efforts to vacate), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

         (c) By Able if the Company fails to satisfy any of the conditions set forth in Section 9.3 hereto, if a material Breach of any of the representations, warranties or covenants of the Company set forth in this Agreement has been committed by the Company and such Breach has not been (1) waived by Able, or (2) cured by the Company within 10 days after receipt of written notice thereof to the Company from Able or if Able is not satisfied with the results of due diligence and provides the Company with written notice of Able's desire to terminate this Agreement and the reason therefor; or

         (d) By the Company if a material Breach of any of the representations, warranties, or covenants of Able set forth in this Agreement has been committed by Able and such Breach has not been (1) waived by the Company, or (2) cured by Able within 10 days after receipt of written notice thereof from the Company; or

         (e) By mutual written consent of Able and Company.

         SECTION 10.2 EFFECT OF TERMINATION. Anything to the contrary set forth in this Agreement notwithstanding, the sole and exclusive right and remedy of any of the parties hereto for and with respect to any Breach of a representation, warranty, covenant or agreement of any of the other parties hereto under this Agreement or any of the Related Agreements that occurs before the Closing and with respect to which any of the parties hereto terminates this Agreement shall be to terminate this Agreement pursuant to and in accordance with the provisions of this Section 10.2; provided, however, (a) that if this Agreement is terminated because of a willful Breach by the Company or the Shareholders terminates this Agreement or otherwise declines to close the Acquisition when
(i) Able shall have satisfied all conditions set forth in Section 10.2 hereof or prior to the last date under this Agreement when Able could have satisfied such conditions, and (ii) Able is otherwise prepared to close the Acquisition but for the Company's failure to close, Able shall be entitled to receive from the Company an amount equal to all reasonable out-of-pocket fees and expenses (including fees and expenses of its counsel) incurred by Able and its affiliates in connection herewith.

         In the event of the termination of this Agreement as provided in
Article IX, this Agreement will forthwith become null and void and there shall be no liability on the part of any party hereto except that (A) Articles 8 and
10.1 (Survival of Representations, Warranties and Covenants) will remain in full force and effect and (B) nothing herein will relieve any party from liability for any wilful breach hereof.

         SECTION 10.3 FEES AND EXPENSES. Except as set forth in Section 9.2, each Party shall be responsible for its own fees, costs and expenses incurred in connection with the Acquisition.

         SECTION 10.4 AMENDMENT. This Agreement may be amended only by mutual consent of Able, the Company and the Boards of Directors of Able and the Company at any time before or after approval of this Agreement, and by the Shareholders of the Company if required by applicable law.

         SECTION 10.5 WAIVER. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties of the other parties contained herein, and (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         SECTION 11.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made by Able, the Company and the Shareholders in this Agreement or pursuant hereto shall survive the Closing for a period of three years, except for (a) the representations and warranties relating to Taxes of all kinds which shall in each case survive the Closing until claims based thereon shall have been barred by the relevant statutes of limitations and (b) the representations and warranties contained in Section 5.16, which shall survive the Closing indefinitely; provided, that in the event that any claim for a Breach of a representation or warranty has been asserted prior to the last day such representation or warranty would otherwise survive pursuant to this Section 10.1 such representation and warranty shall survive until the final disposition of such claim.

         SECTION 11.2 NOTICES. All notices an other communications given or made pursuant hereto will be in writing and will be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or mailed by registered or certified mail (postage prepaid, return receipt requested), or transmitted by confirmed facsimile, to the parties at the following addresses or facsimile numbers, as the case may be, or at such other address or facsimile number for a party as shall be specified by like notice, except that notices of changes of address or facsimile number shall be effective upon receipt:

         (a)      if to Able:

                  ABLE TELCOM HOLDING CORP.
                  1000 Holcomb Woods Parkway
                  Suite 400
                  Roswell, GA 30076
                  Attn:    President
                  Telephone:  (770) 993-1570
                  Facsimile:  (770) 993-8532

                  with a copy to:

                  PAUL, HASTINGS, JANOFSKY & WALKER LLP
                  Suite 2400
                  600 Peachtree Street, N.E.
                  Atlanta, GA 30308-2222
                  Attn:    Wayne Shortridge
                  Telephone:  (404) 815-2214
                  Facsimile:  (404) 815-2424

         (b)      if to the Company:

                  SOUTHERN ALUMINUM & STEEL CORPORATION
                  1849 Crestwood Boulevard
                  P.O. Box 100309
                  Irondale, AL 35210
                  Attn:    President
                  Telephone:  (205) 956-1640
                  Facsimile:  (205) 956-1519

                  with copies to:

                  SOUTHERN ALUMINUM & STEEL CORPORATION
                  405 Atlantis Road
                  Suite D
                  Cape Canaveral, FL 32920
                  Attn:    Vice President
                  Telephone:  (407) 784-1100
                  Facsimile:  (407) 799-4004

         SECTION 11.4 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

         SECTION 11.5 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement, and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder.

         SECTION 11.6 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise, except that Able may assign all or any of its rights hereunder to any Affiliate of Able provided that no such assignment will relieve the assigning party of its obligations hereunder and the assignee shall specifically assume the obligations of the assignor hereunder.

         SECTION 11.7 HEADINGS AND GENDER. Article and Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.

         SECTION 11.8 GOVERNING LAW. This Agreement will by governed by, and construed in accordance with, the law of the State of Florida, without giving effect to the principles of conflict of laws of such State.

         SECTION 11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of with when so executed will be deemed to be an original but all of which taken together will constitute one and the same instrument.

         IN WITNESS WHEREOF, Able, the Company and the Shareholders have caused this Agreement to be executed as of the date first written above by their respective representatives thereunto duly authorized.

                                    ABLE:

                                    ABLE TELCOM HOLDING CORP.

                                    /s/ BILLY V. RAY
                                    --------------------------------------------
                                    Name:  Billy V. Ray
                                    Title: President

                                    THE COMPANY:

                                    SOUTHERN ALUMINUM AND STEEL CORPORATION

                                    /s/ DONALD G. GARNER
                                    --------------------------------------------
                                    Name:  Donald G. Garner
                                    Title: President

                                    THE SHAREHOLDERS:

                                    /s/ DONALD G. GARNER
                                    --------------------------------------------
                                    Donald G. Garner

                                    /s/ JESSE R. JOYNER
                                    --------------------------------------------
                                    Jesse R. Joyner